EXHIBIT 99.1

Hooker Furniture Reports Record Net Income for Fiscal 2008

MARTINSVILLE, Va., April 2, 2008 (PRIME NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today announced record annual net income of $19.7 million, or $1.58 per share, on annual net sales of $316.8 million for its fiscal year ended February 3, 2008.

Annual net income increased $5.5 million, or 39.0%, compared to 2006 net income of $14.1 million, or $1.18 per share. Annual net sales decreased $33.2 million, or 9.5%, from fiscal year 2006 net sales of $350.0 million, reflecting the Company's exit from domestically produced wood furniture and the impact of the industry-wide slow down in business. Based on shipping days during each period, fiscal 2008 net sales were $1.24 million per day for the 255-day fiscal 2008 annual period, a 10.6% decline from net sales of $1.39 million per day for the 252-day 2006 fiscal year.

"We're satisfied with our performance given how challenging the operating environment is for the furniture industry at retail," said Paul B. Toms Jr., chairman and chief executive officer. "Despite having a sales decrease, we were able to significantly increase profits and generate strong cash flow, validating both our strategy and business model."

Due to a change in Hooker Furniture's fiscal year, the Company's 2008 fiscal year began January 29, 2007 and ended February 3, 2008. The Company is comparing its operating results for its:

 * 53-week 2008 fiscal year ("fiscal 2008") with its twelve-month 2006 fiscal year that began December 1, 2005 and ended November 30,
   2006, and

 * fiscal 2008 14-week fourth quarter (the "2008 fourth quarter") that began October 29, 2007 and ended February 3, 2008 with the 2007 two-month transition period that began December 1, 2006 and ended
   January 28, 2007 (the "2007 transition period").

Because of the differences in comparative period length, several comparisons in this release are based on the number of shipping days in each period.

Based on actual shipping days, net sales per day increased in the 2008 fourth quarter compared to the 2007 transition period. Net sales of $82.3 million, or $1.31 million per day, for the 63-day 2008 fourth quarter increased by 3.8%, on a per-day basis, compared to net sales of $49.1 million, or $1.26 million per day, for the 39-day 2007 transition period. 2008 fourth quarter net income was $4.6 million, or $0.39 per share compared to a net loss of $18.4 million, or $1.52 per share, for the 2007 transition period, which included the impact of pretax charges for the termination of the Company's employee stock ownership plan ("ESOP") ($18.4 million) and the closing of the Martinsville production facility ($3.0 million).

Fiscal 2008 operating income increased to $29.7 million, or 9.4% of net sales, compared to $22.8 million, or 6.5% of net sales, in 2006. Fourth quarter 2008 operating income was $7.1 million, or 8.7% of net sales, versus a net operating loss of $17.2 million, or 35.1% of net sales, during the 2007 transition period.

Operating profitability also improved in both the 2008 annual and quarterly periods excluding the effect of restructuring and asset impairment charges, the January 2007 ESOP termination compensation charge and the December 2007 donation of two showrooms located in High Point, N.C. to a local university. The improvements were due principally to higher gross profit margin on the Company's imported wood and metal furniture. The following table reconciles operating income as a percentage of net sales ("operating margin") to operating margin excluding these charges ("restructuring and special charges") as a percentage of net sales for each period:

                              Fourteen     Two    Fifty-Three   Twelve
                               Weeks      Months     Weeks      Months
                               Ended      Ended      Ended      Ended
                               Feb. 3,   Jan. 28,    Feb. 3,   Nov. 30,
                                2008       2007       2008     2006
                                ----       ----       ----     ----
 Operating margin, including
  restructuring and special
  charges                        8.7%     (35.1)%     9.4%       6.5%
 ESOP termination
  compensation charge                      37.5%
 Donation of two showrooms       1.3%                 0.3%
 Restructuring (credit)
  charge                        (0.6)%      6.1%      0.1%       2.0%
                                -----       ---       ---        ---
 Operating margin,
  excluding restructuring
  and special charges            9.4%       8.5%      9.8%       8.5%
                                 ===        ===       ===        ===

During the 2008 fourth quarter the Company recorded a net restructuring credit of $454,000 ($279,000 after tax, or $0.02 per share) compared to restructuring charges of $3.0 million ($1.8 million after tax, or $0.15 per share) in the 2007 transition period. Fiscal year 2008 restructuring and asset impairment charges were $309,000 ($190,000 after tax, or $0.02 per share) compared to $6.9 million ($4.3 million after tax, or $0.36 per share) for fiscal 2006.

The primary contributors to the increase in annual net income, earnings per share and operating income for fiscal 2008 compared to fiscal 2006 were:

 * The $6.6 million, or 95.5%, decrease in restructuring and asset impairment costs;

 * An improvement in gross profit margin to 30.7% of net sales compared with 28.9% in fiscal 2006, principally as a result of a higher proportion of imported wood and metal products sold, and the lower delivered cost of those imported products (primarily due to lower inbound freight and delivery costs) as a percentage of net sales; and

 * A $4.3 million, or 6.0% decrease, in selling and administrative expenses to $67.2 million, compared to $71.5 million in 2006.
   However, as a percentage of net sales, selling and administrative expenses increased to 21.2% in 2008 from 20.4% in 2006 due to lower net sales in the current year.  The decrease in selling and administrative expenses was driven primarily by:

   * reductions in temporary warehousing and storage costs for imported wood furniture products;

   * lower early retirement and non-cash ESOP costs;

   * lower selling expenses;

   * and a gain on the settlement of a corporate-owned life insurance policy in connection with the death of a former executive of the
     Company; partially offset by

   * selling and administrative expenses incurred by Sam Moore and the donation of two showrooms discussed previously.

Earnings per share improvements in fiscal 2008 resulting from higher net income were reduced by a net increase in weighted average shares outstanding resulting from:

 * The release of 1.2 million shares to employees in the January 2007 termination of the ESOP; partially offset by

 * The weighted average effect of repurchasing 1.7 million shares of common stock since February 2007.

Fiscal 2008 net sales decreased versus fiscal 2006 across all established product lines, including wood, metal and leather upholstered furniture, partially offset by $20.8 million in net sales from Sam Moore Furniture's occasional seating operation in the nine months since its acquisition at the end of April 2007. Net sales for imported wood and metal furniture (excluding Opus products) and for the Bradington-Young leather upholstered product line declined 8.0% and 7.3%, respectively, on a per-day basis for fiscal year 2008 compared to fiscal 2006. "We're disappointed in our revenue decrease, but we recognize that much of the shortfall can be attributed to our exit from domestic wood furniture production and the challenging economic environment," said Toms.

Hooker generated $43.7 million in cash flow from operations during the 53 weeks of fiscal 2008 representing a record high for the Company. "With the significant cash flow we generated, we were able to spend about $36 million for corporate stock repurchases and about $5 million for dividends for our shareholders in fiscal 2008," said Toms.

During fiscal 2008, the Company used cash flow from operations ($43.7 million), an additional $14.0 million in cash and cash equivalents and $3.7 million from the sale of property, plant and equipment (principally the sale of the Martinsville property) to fund: 1) common stock repurchases ($36.0 million); 2) the acquisition of the assets of Sam Moore ($10.6 million) and Opus Designs ($5.3 million); 3) dividends ($5.0 million); 4) scheduled debt repayments ($2.5 million); and 6) capital expenditures ($1.9 million). Cash and cash equivalents were $33.1 million at February 3, 2008 compared to $37.4 million at the end of the 2008 third quarter. The February 3, 2008 cash position represents a 29.8% decrease from $47.1 million at January 28, 2007.

Along with its positive cash flow, Hooker's inventory position improved significantly during the year. At 2008 fiscal year-end, inventories of $46.4 million (excluding $4.2 million in inventory for Sam Moore), decreased 26.1% from $62.8 million at January 28, 2007.

"This was a year of important accomplishments positioning us for long-term growth and profitability," said Toms. "We were able to right-size our finished goods inventory and shrink our overall warehousing footprint, trim our cost structure, dispose of assets no longer needed in the business and diversify the Company while replacing some of the volume lost from domestic wood furniture through the acquisitions of both Sam Moore and Opus," he said. "In addition, we were able to hire key executives with vital skill sets to help us become a more important upholstery resource, develop more business with large national accounts and oversee our operations and supply chain in both the U.S. and abroad," he added.

Announcements

In February, Hooker announced it had hired veteran sourcing, supply chain and logistics executive Sekar Sundararajan in the new senior management position of Executive Vice President - Operations. In this new position, Sundararajan will oversee warehousing and distribution, sourcing, vendor management, product quality, parts delivery, forecasting and supply chain management.

In January, the Company announced the opening of its West Coast Distribution Center in Carson, California. The Company plans for this warehouse to stock over 500 of its best-selling products for quick shipment at reduced inland freight costs to customers in California, Arizona, New Mexico, Nevada, Oregon and Washington.

In December 2007, the Company announced it had completed its acquisition of the assets of Opus Designs Furniture, a specialist in moderately-priced youth bedroom furniture.

On April 1, 2008, the Company's Board of Directors declared a quarterly cash dividend of $0.10 per share, payable on May 30, 2008 to shareholders of record May 16, 2008.

Business Outlook

"We expect business to remain challenging well into fiscal 2009," Toms said. "We believe we've demonstrated we can be profitable in this environment, and we have numerous efforts underway to grow our business including an executive dedicated to increasing sales with targeted national accounts, entering new product categories through our recent acquisitions and opening the West Coast Distribution Center. Operationally, we have Lean Six Sigma initiatives underway throughout the Company to eliminate waste, create value and operate more efficiently in all of our processes. We believe we are well positioned to reap the benefits when the economy turns around."

Conference Call Details

Hooker Furniture will present its fiscal 2008 fourth quarter and annual earnings via teleconference and live internet web cast on Thursday morning April 3, 2008 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877-604-9665, and 719-325-4844 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2006 shipments to U.S. retailers, Hooker Furniture Corporation is an 84-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, bedroom and bath furniture under the Hooker Furniture brand and youth bedroom furniture sold under the Opus Designs brand. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.net.

The Hooker Furniture Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: general economic or business conditions, both domestically and internationally; price competition in the furniture industry; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company's imported products; the cyclical nature of the furniture industry; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; supply, transportation and distribution disruptions, particularly those affecting imported products; risks associated with domestic manufacturing operations, including fluctuations in the prices of key raw materials, transportation and warehousing costs, domestic labor costs and environmental compliance and remediation costs; the Company's ability to successfully implement its business plan to increase Sam Moore Furniture's and Opus Design's sales and improve their financial performance; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; and changes in consumer preferences, including increased demand for lower quality, lower priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases. Any forward looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

                               Table I
            HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
           UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)

                                                     Fifty-
                                Fourteen    Two      Three     Twelve
                                 Weeks     Months    Weeks     Months
                                 Ended     Ended     Ended     Ended
                                 Feb. 3,  Jan. 28,   Feb. 3,  Nov. 30,
                                 2008(a)   2007(b)   2008(c)   2006(d)
                                 -------   -------   -------   -------

 Net sales                      $ 82,298  $ 49,061  $316,801  $350,026

 Cost of sales                    56,767    35,446   219,555   248,812
                                 --------  --------  --------  --------

  Gross profit                    25,531    13,615    97,246   101,214

 Selling and administrative
  expenses                        18,855     9,458    67,240    71,549

 ESOP termination compensation
  charge (e)                                18,428

 Restructuring and asset
  impairment charges                (454)    2,973       309     6,881
                                 --------  --------  --------  --------

  Operating income (loss)          7,130   (17,244)   29,697    22,784

 Other income (expense), net         322       129     1,472       (77)
                                 --------  --------  --------  --------

  Income (loss) before income
   taxes                           7,452   (17,115)   31,169    22,707

 Income taxes                      2,852     1,300    11,514     8,569
                                 --------  --------  --------  --------

  Net income (loss)             $  4,600  $(18,415) $ 19,655  $ 14,138
                                 ========  ========  ========  ========

 Earnings (loss) per share:
  Basic                         $   0.39  $  (1.52) $   1.58  $   1.18
                                 ========  ========  ========  ========
  Diluted                       $   0.39  $  (1.52) $   1.58  $   1.18
                                 ========  ========  ========  ========

 Weighted average shares
  outstanding:
  Basic                           11,789    12,113    12,442    11,951
                                 ========  ========  ========  ========
  Diluted                         11,794    12,113    12,446    11,953
                                 ========  ========  ========  ========

 Cash dividends declared per
  share                         $   0.10  $         $   0.40  $   0.31
                                 ========  ========  ========  ========

 (a) During the fiscal 2008 fourth quarter, the Company recorded a restructuring credit of  $454,000 ($279,000 after tax, or $0.02 per share) principally for previously accrued health care benefits for terminated employees at the former Martinsville, Va., Roanoke, Va.
 and Pleasant Garden, N.C. facilities that are not expected to be paid
 ($315,000) and the reversal of previously accrued asset impairment charges for the Martinsville, Va. facility ($238,000); net of exit costs related to the sale of the Martinsville, Va. facility in
 December 2007 ($99,000).

 (b) During the 2007 two-month transition period, the Company recorded
 $3.0 million ($1.8 million after tax, or $0.15 per share) in aggregate restructuring and asset impairment charges, principally for severance and related benefits for approximately 280 hourly and salaried employees that were terminated ($2.3 million) and additional asset impairment charges for the expected costs to sell the real and personal property of the Martinsville, Va. manufacturing facility
 ($655,000).

 (c) During fiscal 2008, the Company recorded $309,000 ($190,000 after tax, or $0.02 per share) in aggregate restructuring and asset impairment charges, net, principally related to additional asset impairment, disassembly and exit costs associated with the closing of the Martinsville, Va. domestic wood manufacturing facility in March
 2007 ($553,000), net of a restructuring credit principally for previously accrued health care benefits for terminated employees at the former Pleasant Garden, N.C., Martinsville, Va. and Roanoke, Va.
 facilities that are not expected to be paid ($244,000).

 (d) During fiscal 2006, the Company recorded $6.9 million ($4.3 million after tax, or $0.36 per share) in aggregate restructuring and asset impairment charges, net principally related to: the writedown of real and personal property at the Martinsville, Va. plant to estimated fair value net of selling costs ($4.2 million); the August
 2006 closing of the Roanoke, Va. manufacturing facility
 ($2.7 million), which included $1.6 million in severance and related benefits for approximately 260 terminated hourly and salaried employees and $1.1 million in asset impairment charges; the final sale of the Pleasant Garden, N.C. wood furniture plant and related closing of the Martinsville, Va. plywood plant ($161,000); and the planned disposal of two showrooms in High Point, N.C. formerly operated by Bradington-Young ($140,000); net of a restructuring credit for previously accrued health care benefits for terminated employees at the former Pleasant Garden and Kernersville, N.C.
 facilities that were not expected to be paid ($295,000).

 (e) On January 26, 2007, the Company terminated the ESOP. The termination resulted in an $18.4 million non-cash, non-tax deductible charge to earnings in January 2007.

                               Table II
            HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
                UNAUDITED CONSOLIDATED BALANCE SHEETS
                 (In thousands, including share data)

                                               February 3,  January 28,
                                                  2008         2007
                                                  ----         ----
 Assets
 Current assets
  Cash and cash equivalents                      $  33,076   $  47,085
  Trade accounts receivable, less allowance for
   doubtful accounts of $1,750 and $1,436 on
   each date                                        38,229      37,744
  Inventories                                       50,560      62,803
  Prepaid expenses and other current assets          3,552       3,254
  Assets held for sale (a)                                       3,475
                                                  ---------   ---------
   Total current assets                            125,417     154,361
 Property, plant and equipment, net                 25,353      24,839
 Goodwill                                            3,774       2,396
 Intangible assets                                   5,892       4,400
 Cash surrender value of life insurance
  policies                                          12,173      11,506
 Other assets                                        2,623       4,961
                                                  ---------   ---------
    Total assets                                 $ 175,232   $ 202,463
                                                  =========   =========

 Liabilities and Shareholders' Equity
 Current liabilities
  Trade accounts payable                         $  13,025   $  10,071
  Accrued salaries, wages and benefits               3,838       6,918
  Other accrued expenses                             3,553       7,676
  Current maturities of long-term debt               2,694       2,503
                                                  ---------   ---------
   Total current liabilities                        23,110      27,168
 Long-term debt, excluding current maturities        5,218       7,912
 Deferred compensation                               5,369       3,919
 Other long-term liabilities                           709       1,154
                                                  ---------   ---------
    Total liabilities                               34,406      40,153

 Shareholders' equity
  Common stock, no par value, 20,000 shares
   authorized, 11,561 and 13,269 shares issued
   and outstanding on each date                     18,182      20,840
  Retained earnings                                122,835     141,539
  Accumulated other comprehensive loss                (191)        (69)
                                                  ---------   ---------
    Total shareholders' equity                     140,826     162,310
                                                  ---------   ---------
     Total liabilities and shareholders' equity  $ 175,232   $ 202,463
                                                  =========   =========

 (a) The Company reclassified the carrying value of the real and personal property located at the Martinsville, Va. manufacturing facility to "assets held for sale" in January 2007 as a result of its decision to close the facility, planned for March 2007. This  property was sold during the fiscal 2008 third and fourth quarters.

                              Table III
            HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
           UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                Fifty-
                                                Three        Twelve
                                                Weeks        Months
                                                Ended        Ended
                                              February 3,  November 30,
                                                 2008         2006
                                                 ----         ----
 Cash flows from operating activities
  Cash received from customers                $  321,189   $  349,075
  Cash paid to suppliers and employees          (266,009)    (317,895)
  Income taxes paid, net                         (12,717)      (8,741)
  Interest received (paid), net                    1,195         (111)
                                               ----------   ----------
   Net cash provided by operating activities      43,658       22,328
                                               ----------   ----------

 Cash flows from investing activities
  Acquisitions, net of cash acquired             (15,826)
  Purchase of property, plant and equipment       (1,942)      (4,268)
  Proceeds from the sale of property and
   equipment                                       3,668        3,409
                                               ----------   ----------
   Net cash used in investing activities         (14,100)        (859)
                                               ----------   ----------

 Cash flows from financing activities
  Purchases and retirement of common stock       (36,028)
  Cash dividends paid                             (5,036)      (3,687)
  Payments on long-term debt                      (2,503)      (2,283)
                                               ----------   ----------
   Net cash used in financing activities         (43,567)      (5,970)
                                               ----------   ----------

 Net (decrease) increase in cash and cash
  equivalents                                    (14,009)      15,499
 Cash and cash equivalents at beginning of
  year                                            47,085       16,365
                                               ----------   ----------
  Cash and cash equivalents at end of year    $   33,076   $   31,864
                                               ==========    =========

 Reconciliation of net income to net cash
  provided by operating activities
  Net income                                  $   19,655   $   14,138
   Depreciation and amortization                   3,352        4,645
   Non-cash ESOP cost                                           2,646
   Restricted stock compensation cost                 47           18
   Restructuring and asset impairment charges        309        6,881
   (Gain) loss on disposal of property              (100)           2
   Donation of showroom facilities                 1,082
   Provision for doubtful accounts                 1,313        1,920
   Deferred income tax expense (benefit)           2,624       (3,273)
   Changes in assets and liabilities, net of
    effect from acquisition:
    Trade accounts receivable                      2,972       (3,371)
    Inventories                                   18,757          579
    Prepaid expenses and other assets             (1,141)      (1,224)
    Trade accounts payable                         2,063       (2,621)
    Accrued salaries, wages and benefits          (3,256)      (1,340)
    Accrued income taxes                          (3,826)       2,489
    Other accrued expenses                        (1,198)         313
    Other long-term liabilities                    1,005          526
                                               ----------    ---------
     Net cash provided by operating
      activities                              $   43,658   $   22,328
                                               ==========   ==========

CONTACT:  Hooker Furniture
          Paul B. Toms Jr., Chairman, Chief Executive Officer and
           President
            (276) 632-2133
          E. Larry Ryder, Executive Vice President & Chief Financial
           Officer
            (276) 632-2133
          Kim D. Shaver, Vice President, Marketing Communications
            (336) 454-7088